Securities Act File No. 333-163981

ICA No. 811-22356

As filed with the Securities and Exchange Commission on June 26, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☐

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. [43] ☒

And

REGISTRATION STATEMENT UNDER THE INVESTMENT ACT OF 1940 ☐

Amendment No. [43] ☒

ARCHER INVESTMENT SERIES TRUST

c/o Archer Investment Corporation

11711 North College Avenue #200

Carmel, IN 46032

(800) 238-7701

Copies to:

Archer Investment Corporation 11711 North College Avenue #200 Carmel, IN 46032 (800) 238-7701	Ropka Law, LLC 152 Himmelein Road, Suite 800 Medford, New Jersey 08055 (856) 374-1744

It is proposed that this filing will become effective:

/XX/ immediately upon filing pursuant to paragraph (b)

/ / on (date) pursuant to paragraph (b)

/ / 60 days after filing pursuant to paragraph (a)(1)

/ / on (date) pursuant to paragraph (a)(1)

/ / 75 days after filing pursuant to paragraph (a)(2)

/ / on (date) pursuant to paragraph (a)(2) of Rule 485

If appropriate, check the following box:

/ / This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

This Post-Effective Amendment No. 43 and Amendment No. 43 (the “Amendment”) to the Registration Statement on Form N-1A under the Securities Act of 1933 and Investment Company Act of 1940 (File Nos. 333-163981and 811-21720) of the Archer Investment Series Trust (the “Registration Statement”) is being filed solely for the purpose for correcting the approved Management Services Agreement of the Archer Growth ETF.

This Amendment consists of the facing page, this explanatory note and Part C to the Registration Statement.

This Amendment does not modify any other part of the Registration Statement.

Archer Investment Series Trust

Part C

Other Information

Item 28.

Exhibits

(A)	Agreement and Declaration of Trust dated September 30, 2009 as filed with the State of Ohio on October 7, 2009 is incorporated herein by reference to Exhibit 28(A) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(i)	Amendment No. 1 to the Agreement and Declaration of Trust dated December 14, 2009 as filed with the State of Ohio on December 23, 2009 is incorporated herein by reference to Exhibit 28(A)(i) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(ii)	Amendment No. 2 to the Agreement and Declaration of Trust dated August 2, 2010 as filed with the State of Ohio on August 6, 2010 is incorporated herein by reference to Exhibit 28(A)(i) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-163981) filed on November 24, 2010.

(iii)	Amendment No. 3 to the Agreement and Declaration of Trust dated May 16, 2016 filed with the State of Ohio is incorporated herein by reference to Exhibit 28(A)(iii) to Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A (File No. 333-163981) filed on May 20, 2016.

(iv)	Amendment No. 4 to the Agreement and Declaration of Trust is incorporated herein by reference to Exhibit 28(A)(iv) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 13, 2019.

(v)	Amendment No. 5 to the Agreement and Declaration of Trust is incorporated herein by reference to Exhibit 28(A)(v) to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 29, 2020.

(vi)	Amendment No. 6 to the Agreement and Declaration of Trust is incorporated herein by reference to Exhibit 28(A)(vi) to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2021.

(vii)	Amendment No. 7 to the Agreement and Declaration of Trust is incorporated herein by reference to Exhibit 28(A)(vii) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2025.

(B)	By-laws adopted as of December 1, 2009, is incorporated herein by reference to Exhibit 28(B) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(C)	Instruments Defining Rights of Security Holders – None. (other than in the Declaration of Trust and By-laws of the Registrant).

(D)	Investment Advisory Contracts:

(i)                 Form of Registrant’s Management Services Agreement with the Archer Investment Corporation with regard to the Archer Balanced Fund is incorporated herein by reference to Exhibit 28(D)(i) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(a)                Form of Side Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Balanced Fund is incorporated herein by reference to Exhibit 28(D)(i)(a) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

i.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Balanced Fund is incorporated herein by reference to Exhibit 28(D)(i)(a)(i) to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2011.

ii.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Balanced Fund is incorporated herein by reference to Exhibit 28(D)(i)(a)(ii) to Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2012.

iii.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Balanced Fund is incorporated herein by reference to Exhibit 28(D)(i)(a)(iii) to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 29, 2016.

iv.	Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Balanced Fund is incorporated herein by reference to Exhibit 28(D)(i)(a)(iv) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 27, 2019.

v.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Balanced Fund is incorporated herein by reference to Exhibit 28(D)(i)(a)(v) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2023.

(b)                Side Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Income Fund is incorporated herein by reference to Exhibit 28(D)(i)(b) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-163981) filed on November 24, 2010.

i.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Income Fund is incorporated herein by reference to Exhibit 28(D)(i)(b)(i) to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2011.

ii.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Income Fund is incorporated herein by reference to Exhibit 28(D)(i)(b)(ii) to Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2012.

iii.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Income Fund is incorporated herein by reference to the exhibit to the 497 (File No. 333-163981) filed on September 30, 2015.

iv.	Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Income Fund is incorporated herein by reference to Exhibit 28(D)(i)(b)(iii) to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 29, 2016.

v.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Income Fund is incorporated herein by reference to Exhibit 28(D)(i)(b)(v) to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 22, 2017.

vi.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Income Fund is incorporated herein by reference to Exhibit 28(D)(i)(b)(iv) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 27, 2019.

vii.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Income Fund is incorporated herein by reference to Exhibit 28(D)(i)(b)(vii) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2023.

(c)                Side Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Stock Fund is incorporated herein by reference to Exhibit 28(D)(i)(c) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-163981) filed on November 24, 2010.

i.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Stock Fund is incorporated herein by reference to Exhibit 28(D)(i)(c)(i) to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2011.

ii.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Stock Fund is incorporated herein by reference to Exhibit 28(D)(i)(c)(i) to Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2012.

iii.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Stock Fund is incorporated herein by reference to Exhibit 28(D)(i)(c)(iii) to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 29, 2016.

iv.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Stock Fund is incorporated herein by reference to Exhibit 28(D)(i)(c)(iv) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 27, 2019.

v.                        Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Stock Fund is incorporated herein by reference to Exhibit 28(D)(i)(c)(v) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2023.

(d)                Side Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Dividend Growth Fund is incorporated herein by reference to Exhibit 28(D)(i)(d) to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 29, 2016.

i.	Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Dividend Growth Fund is incorporated herein by reference to Exhibit 28(D)(i)(d)(iv) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 27, 2019.
ii.	Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Dividend Growth Fund is incorporated herein by reference to Exhibit 28(D)(i)(d)ii) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2023.

(e)	Side Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Focus Fund is incorporated herein by reference to Exhibit 28(D)(i)(e) to Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 13, 2019.

i.	Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Focus Fund is incorporated herein by reference to Exhibit 28(D)(i)(e)(i) to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2021.

ii.	Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Focus Fund is incorporated herein by reference to Exhibit 28(D)(i)(e)(ii) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2023.

(f)	Side Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Multi Cap Fund is incorporated herein by reference to Exhibit 28(D)(i)(f) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 13, 2019.

i. Amended Letter Agreement with Archer Investment Corporation regarding fee waiver and expense reimbursement with respect to the Archer Multi-Cap Fund is incorporated herein by reference to Exhibit 28(D)(i)(f)(ii) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 28, 2023.

(ii)               Amended Exhibit to the Management Services Agreement with the Archer Investment Corporation is incorporated herein by reference to Exhibit 28(D)(ii) to Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A (File No. 333-163981) filed on May 20, 2016.

(iii)             Registrant’s Expense Limitation Agreement with Archer Investment Corporation is incorporated herein by reference to Exhibit 28(D)(iii) to Post-Effective Amendment No. 16 to the Registration State on Form N-1A (File No. 333-163981) filed on May 20, 2016.

(iv)              Third Amended Exhibit to the Management Services Agreement with the Archer Investment Corporation is incorporated herein by reference to Exhibit 28(D)(iv) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 13, 2019.

(v)                Second Amended Exhibit to the Management Services Agreement with the Archer Investment Corporation is incorporated herein by reference to Exhibit 28(D)(v) to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 29, 2020.

(vi)              Fourth Amendment to the Management Services Agreement with the Archer Investment Corporation is incorporated herein by reference to the Form 497 (File No. 333-163981) filed on October 13, 2020.

(vii)            Management Services Agreement dated December 5, 2025, by and among the Registrant and the Archer Investment Corporation with respect to the Archer Growth ETF is incorporated herein by reference to Exhibit 28(D)(vii) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2025 and corrected herewith filed.

(viii)          Delegates Services Sub-Advisory Agreement dated December 15, 2025, by and among Registrant, the Archer Investment Corporation and Tidal Investments, LLC with respect to the Archer Growth ETF is filed herewith.

(E)	Underwriting Contracts

(i)	Registrant’s Distribution Agreement with Rafferty Capital Markets, LLC and Archer Investment Corporation is incorporated herein by reference to Exhibit 28(E)(i) to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 22, 2010.

(ii)	Registrant’s Tri-Party Distribution Agreement with Arbor Court Capital, LLC and Archer Investment Corporation is incorporated herein by reference to Exhibit 28(E)(i) to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2013.

(a)                Amended Schedule A to the Tri-Party Distribution Agreement with Arbor Court Capital, LLC and Archer Investment Corporation is incorporated herein by reference to Exhibit 28(E)(i)(a) to Post-Effective Amendment No. 16 to the Registration State on Form N-1A (File No. 333-163981) filed on May 20, 2016.

(b)                Second Amended Schedule A to the Tri-Party Distribution Agreement with Arbor Court Capital, LLC and Archer Investment Corporation is incorporated herein by reference to Exhibit 28(E)(ii)(b) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 13, 2019.

(iii)	Registrant’s Tri-Party Distribution Agreement dated December 10, 2025 by and between the Registrant, Archer Investment Corporation and Arbor Court Capital, LLC with respect to the Archer Growth ETF is incorporated herein by reference to Exhibit 28(E)(iii) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2025.

(F)	Bonus or Profit-Sharing Contracts – None.

(G)	Custodian Agreements.

(i)	Registrant’s Custody Agreement with Huntington National Bank is incorporated herein by reference to Exhibit 28(G)(i) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(a)                Amended Appendix B to the Custody Agreement with Huntington National Bank is incorporated herein by reference to Exhibit 28(G)(i)(a) to Post-Effective Amendment No. 18 to the Registration State on Form N-1A (File No. 333-163981) filed on August 30, 2016.

(b)                Second Amended Appendix B to the Custody Agreement with Huntington National Bank is incorporated herein by reference to Exhibit 28(G)(i)(b) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 13, 2019.

(ii)	Registrant’s ETF Custody Agreement dated December 17, 2025, by and between the Registrant and U.S. Bank National Association with respect to the Archer Growth ETF is incorporated herein by reference to Exhibit 28(G)(ii) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2025.

(H)	Other Material Contracts.

(i)	Administration Agreement with the Archer Investment Corporation with regard to the Archer Investment Series Trust is incorporated herein by reference to Exhibit 28(H)(i) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(a)                Amended Exhibit to the Administration Agreement with Archer Investment Corporation is incorporated herein by reference to Exhibit 28(H)(i)(a) to Post-Effective Amendment No. 16 to the Registration State on Form N-1A (File No. 333-163981) filed on May 20, 2016.

(b)                Second Amended Exhibit to the Administration Agreement with Archer Investment Corporation is incorporated herein by reference to Exhibit 28(H)(i)(b) to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 13, 2019.

(ii)	Accounting Services Agreement with Mutual Shareholder Services, LLC with regard to the Archer Investment Series Trust is incorporated herein by reference to Exhibit 28(H)(ii) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(iii)	Transfer Agent Agreement with the Mutual Shareholder Services, LLC with regard to the Archer Investment Series Trust is incorporated herein by reference to Exhibit 28(H)(iii) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(iv)	Chief Compliance Officer Services Agreement with Empirical Administration, LLC with regard to the Archer Investment Series Trust is incorporated herein by reference to the Form 497 (File No. 333-163981) filed on October 13, 2020.

(a)	Amendment to the Chief Compliance Officer Services Agreement with Empirical Administration, LLC with regard to the Archer Investment Series Trust is incorporated herein by reference to Form 497 (File No. 333-163981) filed on October 13, 2020.
(v)	Fund Servicing Agreement dated December 17, 2025 by and between the Registrant and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services) with respect to the Archer Growth ETF is incorporated herein by reference to Exhibit 28(H)(v) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2025.

(I)	Legal Opinion and Consent – Opinion and Consent of Law Office of C. Richard Ropka, LLC is incorporated herein by reference as Exhibit 28(I) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-163981) filed on March 22, 2010.

(i)                 Legal Opinion and Consent – Opinion and Consent of the Law Office of C. Richard Ropka, LLC dated March 10, 2010 is incorporated herein by reference to the Form 497 (File No. 333-163981) filed on October 13, 2020.

(ii)               Legal Opinion and Consent – Opinion and Consent of the Law Office of C. Richard Ropka, LLC dated February 10, 2011 is incorporated herein by reference to the Form 497 (File No. 333-163981) filed on October 13, 2020.

(iii)             Legal Opinion and Consent – Opinion and Consent of the Law Office of C. Richard Ropka, LLC dated December 17, 2019 is incorporated herein by reference to the Form 497 (File No. 333-163981) filed on October 13, 2020.

(iv)              Legal Opinion and Consent – Opinion and Consent of the Law Office of C. Richard Ropka, LLC dated December 17, 2019 is incorporated herein by reference to the Form 497 (File No. 333-163981) filed on October 13, 2020.

(v)                Legal Opinion and Consent – Opinion and Consent of the Law Office of C. Richard Ropka, LLC dated August 30, 2016 is incorporated herein by reference as Exhibit 28(I)(i) to Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A (File No. 333-163981) filed on August 30, 2016.

(vi)              Amended Legal Opinion and Consent – Opinion and Consent of the Law Office of C. Richard Ropka, LLC dated August 30, 2016 is incorporated herein by reference as Exhibit 28(I)(vi) to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2021.

(vii)            Legal Consent of the Ropka Law, LLC is filed herewith.

(J)       Other Opinions:

(i)	Consent of Auditors – previously filed on December 23, 2025 to the Registrant's Registration Statement in Post-Effective Amendment No. 41, and hereby incorporated by reference.

(ii) Powers of Attorney – is incorporated herein by reference to Exhibit 28(J)(ii) to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-163981) filed on March 22, 2010.

(a)                Power of Attorney of Umberto Anastasi is incorporated herein by reference to Exhibit 28(J)(ii)(a) to Pre-Effective Amendment No. 13 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2015.

(K)	Omitted Financial Statement. None

(L)	Initial Capital Agreements. Letter of Investment Intent from Troy C. Patton dated December 23, 2009 filed as Exhibit 28(L) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009 is incorporated herein by reference.

(M)	Form of Rule 12b-1 Distribution Plan for Archer Balanced Fund is incorporated herein by reference to Exhibit 28(M) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(i)	Rule 12b-1 Distribution Plan for Archer Income Fund is incorporated herein by reference to Exhibit 28(M)(i) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-163981) filed on November 24, 2010.

(ii)	Rule 12b-1 Distribution Plan for Archer Stock Fund is to the Archer Income Fund is incorporated herein by reference to Exhibit 28(M)(i) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File No. 333-163981) filed on November 24, 2010.

(N)	Rule 18f-3 Plan – None.

(O)	Reserved.

(P)	Code of Ethics

(i)	Registrant’s Code of Ethics is incorporated herein by reference to Exhibit 28(P)(i) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(ii)	Code of Ethics for Principal Executive and Senior Financial is incorporated herein by reference to Exhibit 28(P)(ii) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(iii)	Code of Ethics for Archer Investment Corporation is incorporated herein by reference to Exhibit 28(P)(iii) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2009.

(iv)	Code of Ethics for Arbor Court Capital, LLC is incorporated herein by reference to Exhibit 28(P)(iv) to Pre-Effective Amendment No. 13 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 30, 2015.

(v)	Code of Ethics for Tidal Investments, LLC as of November 2025 is incorporated herein by reference to Exhibit 28(J)(v) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File No. 333-163981) filed on December 23, 2025.

Item 29.

Persons Controlled by or Under Common Control with Registrant - None

Item 30.

Indemnification

Article VI, Section 6.4 of the Declaration of Trust of Unified Series Trust, an Ohio business trust, provides that:

Section 6.4. Indemnification of Trustees, Officers, etc. Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the 1940 Act, the Trust shall indemnify each of its past, present and future Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise (hereinafter referred to as a "Covered Person") against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Trustee or officer, director or trustee, and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

Item 31.

Business and Other Connections of the Investment Advisers

(a) Archer Investment Corporation (“Archer”) serves as investment adviser to the each of the separate series of Registrant. Mr. Troy C. Patton is the Managing Director of Archer. Further information about Archer can be obtained from the Form ADV Part I filed via the FINRA’s CRD/IARD system, and available on the Investment Adviser Public Disclosure Website (“IAPD”).

Item 32. Principal Underwriter.

(a) The Registrant’s principal underwriter acts as principal underwriter for the following registered investment companies:

Ancora Trust
Archer Investment Series Trust
Berkshire Focus Fund
Clark Fork Trust
Frank Funds
Monteagle Funds
Manor Investment Funds
MP63 Fund, Inc.
Neiman Funds
One Rock Fund
Parvin Hedged Equity Solari World Fund
PFS Fund Trust
Spend Life Wisely Funds Investment Trust
WP Trust

(b)The	table below provides information for each director, officer or partner of the Distributor:

NAME AND PRINCIPAL BUSINESS ADDRESS*	POSITIONS WITH UNDERWRITER	POSITIONS WITH REGISTRANT
Gregory B. Getts	Chief Financial Officer, Financial Principal, President	None
Steven Milcinovic	Chief Operating Officer, Chief Compliance Officer	None

*Business address for Messrs. Getts, and Milcinovic is 8000 Town Centre Drive, Suite 400, Broadview Heights, OH 44147.

(c) The following table sets forth the commissions and other compensation received, directly or indirectly, from the Fund during the last fiscal year by the principal underwriter who is not an affiliated person of the Fund.

Name of Principal Underwriter	Net Underwriting Discounts and Commission	Compensation on Redemption and Repurchases	Brokerage Commissions	Other Commissions
None	None	None	None	None

Item 33.

Location of Accounts and Records

Archer Investment Corporation

1711 North College Avenue #200

Carmel, IN 46032

Persons who maintain physical possession of the accounts, books, and other documents required to be maintained by Rule 31a-1(b)(1), 31a-1(b)(2), and 31a-1(b)(4) through 31a-1(b)(11).

As to the: Archer Balanced Fund, Archer Income Fund, Archer Stock Fund,

Archer Dividend Growth Fund, Archer Focus Fund, Archer Multi Cap Fund

Huntington National Bank

41 South High Street

Columbus, Ohio 43215

As to the Archer Growth ETF

U.S. Bank National Association

Lunken Operations Center

CN-OH-L2GL

5065 Wooster Rd

Cincinnati, Ohio 45226

Attn: Global Fund Custody Support Services

Email: Trust.-.Fund.Custody.Conversion.Team@usbank.com

Persons who maintain physical possession of accounts, books, and other documents required to be maintained by Rule 31a-1(b)(3) for each separate series for which the entity acts as custodian.

Archer Balanced Fund, Archer Income Fund, Archer Stock Fund,

Archer Dividend Growth Fund, Archer Focus Fund, Archer Multi Cap Fund, Archer ETF

c/o Archer Investment Corporation

1711 North College Avenue #200

Carmel, IN 46032

Persons who maintain physical possession of the accounts, books, and other documents required to be maintained by a principal underwriter under Rule 31a-1(d) for each separate series for which the entity acts as principal underwriter.

Archer Investment Corporation

1711 North College Avenue #200

Carmel, IN 46032

Each advisor (or sub-advisor) will maintain physical possession of the accounts, books and other documents required to be maintained by Rule 31a-1(f) at the address listed above for each separate series of the Trust that the advisor manages.

Advisor to each Archer Fund:

Archer Investment Corporation

1711 North College Avenue #200

Carmel, IN 46032

Subadvisor to the Archer Growth ETF:

Tidal Investments, LLC

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Item 34.

All management-related service contracts entered into by Registrant are discussed in Parts A and B of this Registration Statement.

U.S. BANCORP FUND SERVICES, LLC

(d/b/a U.S. Bank Global Fund Services)

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: GFS Contracts

Item 35.

Undertakings:

Registrant hereby undertakes, if requested by the holders of at least 10% of the Registrant’s outstanding shares, to call a meeting of shareholders for the purpose of voting upon the question of removal of a trustee(s) and to assist in communications with other shareholders in accordance with Section 16(c) of the Securities Exchange Act of 1934, as though Section 16(c) applied.

Registrant hereby undertakes to furnish each person to whom a prospectus is delivered with a copy of its latest annual report to shareholders, upon request and without charge.

Registrant hereby undertakes to carry out all indemnification provisions of its Declaration of Trust in accordance with Investment Company Act Release No. 11330 (Sept. 4, 1980) and successor releases.

Insofar as indemnifications for liability arising under the Securities Act of 1933, as amended (“1933 Act”), may be permitted to trustees, officers and controlling person of the Registrant pursuant to the provision under Item 30 herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Fund certifies that it meets all the requirement for effectiveness of this registration statement under rule 485(b) under the Securities Act and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of Indianapolis and the State of Indiana on June 26, 2026.

ARCHER INVESTMENT SERIES TRUST

By: /s/ Troy C. Patton

Troy C. Patton, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Troy C. Patton*	President/Trustee	June 26, 2026
Troy C. Patton

By: /s/ David Miller*	Trustee	June 26, 2026
David Miller

By: /s/ Donald Orzeske*	Trustee	June 26, 2026
Donald Orzeske

By: /s/ Umberto Anastasi*	Treasurer	June 26, 2026
Umberto Anastasi

By: /s/ Troy C. Patton*		June 26, 2026
Troy C. Patton, Attorney-in-fact

Exhibit Index

Exhibit 28

(D)(vii)	Management Services Agreement
(I)(vii)	Legal Consent of Ropka Law, LLC

ARCHER INVESTMENT SERIES TRUST